Exhibit 99.1

CommScope Stockholders Approve Proxy Proposals

HICKORY, NC, May 4, 2018—The stockholders of CommScope Holding Company, Inc., a global leader in infrastructure solutions for communications networks, approved three proxy proposals today at the company’s annual meeting of stockholders.

CommScope stockholders re-elected Austin A. Adams, Stephen C. Gray and L. William Krause as Class II directors for terms ending in 2021 and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2018 fiscal year. In addition, stockholders approved, on a non-binding advisory basis, the compensation of the company’s named executive officers.

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About CommScope

CommScope (NASDAQ: COMM) helps design, build and manage wired and wireless networks around the world. As a communications infrastructure leader, we shape the always-on networks of tomorrow. For more than 40 years, our global team of greater than 20,000 employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at http://www.commscope.com/

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Investor Contact:	News Media Contact:
Jennifer Crawford, CommScope	Rick Aspan, CommScope
+1 828-323-4970	+1 708-236-6568
jennifer.crawford@commscope.com	publicrelations@commscope.com

Source: CommScope